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                                                                  Exhibit 10(ix)
                                                                  --------------

                       Ammendment to Employment Agreement
                              between Susquehanna
                 and Gregory A. Duncan, dated February 28, 2002

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                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

     The Employment Agreement effective as of February 28, 2001, by and between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation organized as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "Company"), and GREGORY A. DUNCAN, an adult individual whose principal residence is at 1046 Hunters Path, Lancaster, Pennsylvania 17601 (the "Employee"), is hereby amended as follows:

1. Paragraph 10.4 is amended by adding the following sentence to the end thereof:

     "The qualifying event under COBRA shall be the date on which the Employee terminates employment or suffers a reduction of hours that would otherwise cause him to lose coverage under the applicable group health plan but for the extension of benefits hereunder."

2. Paragraph 10.5 is amended by adding the following sentence to the end thereof:

     "In the event of and in consideration for all amounts and benefits payable hereunder by reason of a Change in Control, the Employee acknowledges that the provisions of paragraph 14 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company on account of such Change in Control."

3. Paragraph 10.6 is amended by deleting said Section in its entirety and by substituting therefor:

          10.6 (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each such payment, a "Parachute Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (whether or not under an existing plan, arrangement or other agreement) and would result in the imposition on the Employee of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Employee is entitled under this Agreement or otherwise, the Employee shall be paid an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to place the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this subparagraph 10.6(i)) as if no excise taxes had been imposed with respect to Parachute Payments (the "Parachute Gross-up"). Any Parachute Gross-up otherwise required by this subparagraph 10.6(i) shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax (to the extent such determination has been made prior to such time), even if the payment of the excise tax is not required under the Code until a later time. Any Parachute Gross-up otherwise required under this subparagraph 10.6(i) shall

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     be made whether or not there is a Change in Control, whether or not payments or benefits are payable under this Agreement, whether or not the payments or benefits giving rise to the Parachute Gross-up are made in respect of a Change in Control and whether or not the Employee's employment with the Employer shall have been terminated.

          (ii) All determinations to be made under this subparagraph 10.6 shall be made by the Company's independent public accountant (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of his termination of employment.

          (iii) In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of Code ss.280G or Code ss.4999 to any payment by the Company, or assessment of tax under Code ss.4999 with respect to any payment by the Company, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of receiving a Parachute Gross-up with respect to such inquiry or assessment.

          (iv) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above, or of the representative appointed pursuant to subsection (iii) above, shall be borne solely by the Company.

As so amended, said Employment Agreement is hereby confirmed, this 18th day of January, 2002.

                                                    SUSQUEHANNA BANCSHARES, INC.


Attest:/s/ Lisa M. Cavage                           By:/s/ William J. Reuter
       -------------------------                       -------------------------
Secretary                                           Name:  William J. Reuter
                                                    Title:  President and CEO

                                                    EMPLOYEE
Witness:


/s/ Edward Balderston, Jr.                          /s/ Gregory A. Duncan
--------------------------------                    ----------------------------
Name: Edward Balderston, Jr.                        Gregory A. Duncan